Exhibit 99.2
INCORPORATED PORTIONS OF ACCENTURE LTD’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2005
Executive Officers of the Registrant
      Martin I. Cole, 49, has been our Chief Executive—Government Operating Group since September 2004. From September 2000 to August 2004, he served in leadership roles in our outsourcing group, including serving as Global Managing Partner of our Outsourcing & Infrastructure Delivery group. Mr. Cole has been with Accenture for 25 years.
      Joellin Comerford, 53, has been our Chief Executive—Outsourcing & BPO Businesses since September 2004. She was Chief Executive—Outsourcing Operations from February 2004 to September 2004 and our Group Director—Sales Development from March 2003 to February 2004. From September 2002 to March 2003, she was managing partner of Corporate Development in the Americas. From September 2000 to August 2002, Ms. Comerford was managing partner of Ventures & Alliances in our Communications & High Tech operating group. Ms. Comerford has been with Accenture for 28 years.
      Anthony G. Coughlan, 48, has been our Principal Accounting Officer since September 2004 and our Controller since September 2001. From September 2000 to September 2001, Mr. Coughlan was co-managing partner of our Central Finance group. Mr. Coughlan has been with Accenture for 27 years.
      Karl-Heinz Flöther, 53, has been our Chief Executive—Technology & Delivery since May 2005. From December 1999 to May 2005 he was our Chief Executive—Financial Services Operating Group. In addition, Mr. Flöther served as one of our directors from June 2001 to February 2003. Mr. Flöther has been with Accenture for 26 years.
      Mark Foster, 46, has been our Chief Executive—Products Operating Group since March 2002. From September 2000 to March 2002 he was managing partner of our Products operating group in Europe. Mr. Foster has been with Accenture for 21 years.
      Robert N. Frerichs, 53, has been our Chief Quality & Risk Officer since September 2004. From November 2003 to September 2004, he was chief operating officer of our Communication & High Tech operating group. From August 2001 to November 2003, he led the market maker team for our Communications & High Tech operating group. Prior to these roles, Mr. Frerichs held numerous leadership positions within our Communications & High Tech operating group. Mr. Frerichs has been with Accenture for 29 years.
      William D. Green, 52, has been our Chief Executive Officer and Chairman of our Executive Leadership Team since September 2004 and a director since June 2001. From March 2003 to August 2004 he was our Chief Operating Officer—Client Services, and from August 2000 to August 2004 he was our Country Managing Director, United States. Mr. Green has been with Accenture for 27 years.
      Adrian Lajtha, 48, has been our Chief Executive—Financial Services Group since May 2005. From February 2000 to May 2005 he was managing partner of our Financial Services operating group in the United Kingdom and Ireland. Mr. Lajtha has been with Accenture for 26 years.
      Michael G. McGrath, 59, has been our Chief Financial Officer since July 2004. From November 2001 to July 2004 he was our Chief Risk Officer. He was our Treasurer from June 2001 to November 2001. From September 1997 to June 2001, Mr. McGrath was our Chief Financial Officer. Mr. McGrath has been with Accenture for 32 years.
      Stephen J. Rohleder, 48, has been our Chief Operating Officer since September 2004. From March 2003 to September 2004, he was our Chief Executive—Government Operating Group. From March 2000 to March 2003, he was managing partner of our Government operating group in the United States. Mr. Rohleder has been with Accenture for 24 years.

      Douglas G. Scrivner, 54, has been our General Counsel and Secretary since January 1996 and our Compliance Officer since September 2001. Mr. Scrivner has been with Accenture for 25 years.
      David C. Thomlinson, 49, has been our Chief Executive—Resources Operating Group since June 2003. From April 2002 to April 2003, he was managing partner of our Resources operating group in the EMEA region (encompassing Europe, the Middle East and Africa) and in Latin America. From April 2001 to April 2002, he was managing partner of the Utilities industry group in North America. From 1998 to April 2001, Mr. Thomlinson was responsible globally for the lines of business operations within the Utilities industry group and managing partner of the Utilities industry group in the EMEA region. Mr. Thomlinson has been with Accenture for 19 years.
      Diego Visconti, 56, has been our Chief Executive—Communications & High Tech Operating Group since March 2003. From 1995 to March 2003, he was responsible for our Communications & High Tech operating group in Europe and Latin America. From 1997 until May 2002, he was also the Country Managing Partner of our Italy practice. In addition, Mr. Visconti served as one of our directors from July 2001 to February 2003. Mr. Visconti has been with Accenture for 29 years.

PART III

ITEM 10.	DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
      For information about our executive officers, please see “Executive Officers of the Registrant” on page 32.
Directors
      Joe W. Forehand, 57, has been Chairman of the Board since February 2001. From November 1999 to August 2004, he was our Chief Executive Officer and served as Chairman of our Management Committee, our Executive Committee and our Global Leadership Council. Mr. Forehand has been with Accenture for 33 years. Mr. Forehand’s current term as director expires at the annual general meeting of shareholders in 2008.
      William D. Green, 52, has been a director since June 2001 and our Chief Executive Officer and Chairman of our Executive Leadership Team since September 2004. From March 2003 to August 2004 he was our Chief Operating Officer—Client Services, and from August 2000 to August 2004 he was our Country Managing Director, United States. Mr. Green has been with Accenture for 27 years. Mr. Green’s current term as director expires at the annual general meeting of shareholders in 2006.
      Steven A. Ballmer, 49, has been a director since October 2001. He is chief executive officer and a director of Microsoft Corp. Since joining Microsoft in 1980, Mr. Ballmer has headed several Microsoft divisions, including operations, operating systems development, and sales and support. He was promoted to president in July 1998 and was named chief executive officer in January 2000. Mr. Ballmer’s current term as director expires at the annual general meeting of shareholders in 2006.
      Dina Dublon, 52, has been a director since October 2001. From December 1998 until December 2004, she was chief financial officer of J.P. Morgan Chase & Co. and its predecessor company. Prior to being named chief financial officer, she held numerous other positions, including corporate treasurer, managing director of the Financial Institutions Division and head of asset liability management. She is a director of Microsoft Corp. and of PepsiCo, Inc. Ms. Dublon serves as Chairwoman of the Finance Committee and serves on the Compensation Committee of our Board of Directors. Ms. Dublon’s current term as director expires at the annual general meeting of shareholders in 2006.
      Dennis F. Hightower, 64, has been a director since November 2003. From May 2000 until his retirement in March 2001, he was chief executive officer of Europe Online Networks S.A., a Luxembourg-based Internet services provider. He is a director of Domino’s Inc., Northwest Airlines Corporation and The TJX Companies Inc. Mr. Hightower serves on the Compensation Committee and the Nominating & Governance Committee of our Board of Directors. Mr. Hightower’s current term as director expires at the annual general meeting of shareholders in 2007.
      William L. Kimsey, 63, has been a director since November 2003. From October 1998 until his retirement in September 2002, Mr. Kimsey was global chief executive officer of Ernst & Young Global. He is a director of Western Digital Corporation, Royal Caribbean Cruises Ltd and NAVTEQ Corporation. Mr. Kimsey serves on the Audit Committee of our Board of Directors. Mr. Kimsey’s current term as director expires at the annual general meeting of shareholders in 2007.
      Robert I. Lipp, 67, has been a director since October 2001. He is a senior advisor at J.P. Morgan Chase & Co. From April 2004 to September 2005, he was executive chairman of St. Paul Travelers Companies Inc. From December 2001 to April 2004, Mr. Lipp was chairman and chief executive officer of its predecessor company, Travelers Property Casualty Corp. Mr. Lipp also served as chairman of the board of Travelers Insurance Group Holdings Inc. from 1996 to 2000 and from January 2001 to October 2001. During 2000 he was a vice-chairman and member of the office of the chairman of Citigroup. Mr. Lipp is a director of St. Paul Travelers Companies Inc. and JP Morgan Chase & Co. Mr. Lipp serves on the Finance Committee and Nominating & Governance Committee of our Board of Directors. Mr. Lipp’s current term as director expires at the annual general meeting of shareholders in 2007.
      Blythe J. McGarvie, 48, has been a director since October 2001. She is president of Leadership for International Finance, LLC, a firm that focuses on improving clients’ financial positions and providing leadership seminars for corporate and academic groups. From July 1999 to December 2002, she was executive vice president and chief financial officer of BIC Group. She is a member of the board of directors of The Pepsi Bottling Group, Inc., The St. Paul Travelers Companies, Inc. and Lafarge North America Inc. Ms. McGarvie serves as the Chairwoman of the Audit Committee of our Board of Directors. Ms. McGarvie’s current term as director expires at the annual general meeting of shareholders in 2008.
      Sir Mark Moody-Stuart, 65, has been a director since October 2001 and our Lead Outside Director since November 2002. He is chairman of AngloAmerican plc, former chairman of The Shell Transport and Trading Company and former chairman of the Committee of Managing Directors of the Royal Dutch/ Shell Group of Companies. From July 1991 to June 2001, he was managing director of Shell Transport and a managing director of Royal Dutch/ Shell Group. In addition to Anglo American plc, Sir Mark is a director of HSBC Holdings PLC. He serves as Chairman of the Compensation Committee and serves on the Finance Committee of our Board of Directors. Sir Mark’s current term as director expires at the annual general meeting of shareholders in 2008.
      Carlos Vidal, 51, has been a director since February 2003, our Chair—Senior Executive Income Committee since March 2003 and our Managing Partner—Geographic Strategy & Operations since September 2004. In addition, Mr. Vidal has been our Country Managing Director, Spain since December 1998 and Chairman of the Geographic Council for Spain, Portugal, South Africa, Nigeria and Israel since 2000. From March 2000 until September 2004, he was our Managing Partner—Financial Services, NEWS operating unit (which included, at the time, the United Kingdom, Ireland, Italy, Greece, Eastern Europe, Latin America, Spain and Portugal). Mr. Vidal serves on the Finance Committee of our Board of Directors. Mr. Vidal has been with Accenture for 30 years. Mr. Vidal’s current term as director expires at the annual general meeting of shareholders in 2006.
      Wulf von Schimmelmann, 58, has been a director since October 2001. He has been chief executive officer of Deutsche Postbank AG, Germany’s largest independent retail bank, since 1999. He is also a member of the board of directors of Deutsche Post World Net Group. Mr. von Schimmelmann serves as Chairman of the Nominating & Governance Committee and serves on the Audit Committee of our Board of Directors. Mr. von Schimmelmann’s current term as director expires at the annual general meeting of shareholders in 2007.
Audit Committee
      The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended, consists of three of our non-employee directors: Blythe J. McGarvie, who is chairwoman of the committee, William Kimsey and Wulf von Schimmelmann. The Board has determined that each of the committee members meets the independence standards set forth in Accenture’s Corporate Governance Guidelines, as well as the current independence and financial experience requirements of the New York Stock Exchange. In addition, the Board has determined that Ms. McGarvie is a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission.
Section 16(a) Beneficial Ownership Reporting Compliance
      Under the Federal securities laws, our directors, executive officers and beneficial owners of more than 10% of Accenture Ltd’s Class A common shares or Class X common shares are required within a prescribed period of time to report to the Securities and Exchange Commission transactions and holdings in Accenture Ltd Class A common shares and Class X common shares. Our directors and executive officers are also required to report transactions and holdings in Accenture SCA Class I common shares. Based solely on a review of the copies of such forms received by us and on written representations from certain reporting persons that no annual corrective filings were required for those persons, we believe that during fiscal 2005 all these filing requirements were timely satisfied.
Code of Business Ethics relating to Directors and Executive Officers
      Accenture’s Code of Business Ethics is available on the Investor Relations section of our website at http://investor.accenture.com. Our Code of Business Ethics applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and to our directors, where appropriate. If our Board of Directors grants any waivers from our Code of Business Ethics to any of our directors or executive officers, or if we amend our Code of Business Ethics, we will disclose these matters through the Investor Relations section of our website.

ITEM 11.	EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth, for fiscal years 2005, 2004 and 2003, the compensation for our Chief Executive Officer and for each of our four most highly compensated executive officers, other than the Chief Executive Officer, serving as executive officers at the end of fiscal 2005. These five persons are referred to, collectively, as the “Named Executive Officers.”

	Annual Compensation					Long-Term Compensation Awards

						Restricted	Securities
					Other Annual	Share Unit	Underlying	All Other
			Bonus		Compensation	Award(s)	Options	Compensation
	Year	Salary($)	($)(1)		(#)(3)	($)(4)	(#)(5)	($)

William D. Green	2005	2,107,500	199,362		—	3,749,990	—	—
Chief Executive Officer	2004	1,639,500	79,282		—	—	—	—
	2003	1,518,000	67,735		—	—	—	—
Michael G. McGrath	2005	1,785,808	1,122,929	(2)	—	—	27,335	—
Chief Financial Officer	2004	1,451,535	66,066		—	—	—	—
	2003	1,716,000	76,570		—	—	—	—
Mark Foster	2005	2,211,040	202,612		—	1,874,995	32,529	—
Chief Executive — Products	2004	1,557,748	72,350		—	—	—	—
Operating Group	2003	1,234,916	44,333		—	—	—	—
Karl-Heinz Flöther	2005	2,063,106	191,609		—	1,874,995	28,975	—
Chief Executive — Technology &	2004	1,482,226	71,638		—	—	—	—
Delivery	2003	1,261,069	56,282		—	—	—	—
Diego Visconti	2005	1,648,930	178,780		—	1,874,995	25,968	—
Chief Executive — Communications &	2004	1,302,130	80,556		—	—	—	—
High Tech Operating Group	2003	1,225,695	56,985		—	—	—	—

(1)	Except as otherwise indicated, consists of variable compensation payments.
(2)	Includes an aggregate of $967,500 in cash incentive bonuses payable in connection with Mr. McGrath’s July 12, 2004 appointment and continued service as Chief Financial Officer of the Company.
(3)	The aggregate amount of perquisites and other personal benefits, securities or property received by any Named Executive Officer does not exceed $50,000.
(4)	On March 4, 2005, each of Mssrs. Green, Foster, Flöther and Visconti was granted a performance-based award of restricted share units. Mr. Green received an award of 147,812 restricted share units and each of Mssrs. Foster, Flöther and Visconti received an award of 73,906 restricted share units. These restricted share units may vest, in whole or in part, at the end of Accenture’s fiscal year ending August 31, 2007. The vesting schedule for the award is based on the achievement of certain targets for the period starting on September 1, 2004 and ending on August 31, 2007 (the “Performance Period”), and vests based on two different sets of performance criteria. Up to 50% of the award will vest, in whole or in part, based upon Accenture’s total shareholder return, as compared to a group of peer companies during the Performance Period. The remaining 50% of the award will vest, in whole or in part, based upon the achievement of operating income targets by Accenture for the Performance Period. If dividends are declared on Accenture Ltd Class A common shares while the restricted share units are outstanding, the number of restricted share units to be granted will be adjusted to reflect the payment of such dividends. At August 31, 2005, the value of Mr. Green’s award was $3,606,613, and the value of each of award granted to Mssrs. Foster, Flöther and Visconti was $1,803,306, based upon the last reported price of Accenture Ltd Class A common shares on that date.
(5)	Indicates the number of Accenture Ltd Class A common shares underlying options granted on February 18, 2005. For more information on these option grants see “— Option Grants in Last Fiscal Year.”
Compensation Committee Interlocks
      We do not have any compensation committee interlocks. Our Compensation Committee is comprised solely of independent directors: Sir Mark Moody-Stuart (who continues to serve as chair), Dina Dublon and Dennis F. Hightower.
Compensation of Executive Officers
      For fiscal 2005, the compensation of our senior executives who formerly held the “partner” title, including the compensation of our executive officers, was determined based on the “unit” level of these senior executives and on amounts budgeted for senior executive compensation. Relative levels of compensation, or unit allocation, were determined by a committee that includes our Chief Executive Officer and the members of our Executive Leadership Team, which reviewed evaluations and recommendations concerning the performance of these senior executives and prepared an income plan for fiscal 2005 compensation for these senior executives. Pursuant to the terms of the partners matters agreement, the income plan was approved by a 66 2/3% vote of the senior executives who are a party to the partner matters agreement and, with respect to the Chief Executive Officer and the other principal executive officers of Accenture Ltd, unit allocation for these executives was approved by the Compensation Committee of the Board of Directors of Accenture Ltd.
      As part of Accenture’s budgeting process, the Board of Directors approves budgeted amounts for Accenture’s results and cash compensation to its senior executives, with each such individual receiving his or her compensation based on his or her unit allocation. Accenture pays a portion of the total budgeted compensation as a fixed component of compensation and may pay the remainder of the budgeted amount, or more, as a bonus based on actual operating results (compared to budgeted amounts) and individual performance.
Compensation of Outside Directors
      No director who is an Accenture employee receives additional compensation for serving as a director.
      Except as noted below, each director who is not an employee of Accenture Ltd or its subsidiaries receives the following compensation:

•	upon appointment to the Board of Directors, an initial grant of fully-vested restricted share units having, at the time of grant, an aggregate market value of $150,000, with delivery scheduled after twelve months;

•	an annual grant of fully-vested restricted share units having, at the time of grant, an aggregate market value of $150,000, with delivery scheduled after twelve months; and

•	an annual retainer of $70,000, which may be received in the form of cash, fully-vested restricted share units with delivery scheduled after twelve months or a combination of cash and restricted share units except that our Lead Outside Director receives an annual retainer of $125,000.
      In addition, certain directors receive additional cash compensation for their service on the Board of Directors:

•	each member of our Audit Committee receives compensation of $5,000 each year; and

•	the Chairperson of each committee of the Board of Directors receives compensation of $5,000 each year, except that the Chairperson of the Audit Committee receives compensation of $10,000 each year.
      Furthermore, in February 2005 the Board of Directors adopted a policy requiring each outside director to, within three years of his or her appointment and for the duration of that director’s service, retain ownership of Accenture equity having a market value equal to three times the value of the annual equity grants being made to directors at the time at which the ownership requirement is assessed.
      Steven A. Ballmer has elected not to receive any compensation for his service as a director, and the Nominating & Governance Committee has determined that Mr. Ballmer will not be subject to the equity ownership requirements described above.

Employment Contracts
      Each of our Chief Executive Officer and our Named Executive Officers who are current Accenture employees has entered into an annual employment agreement which is renewed automatically each year. The employment agreements, which are standard employment contracts for Accenture highest-level senior executives, provide that these executive officers will receive compensation as determined by Accenture. Pursuant to the employment agreements, each of the executive officers has also entered into a non-competition agreement whereby each has agreed that, for a specified period, he or she will not (1) associate with and engage in competing services for any competitive enterprise; or (2) solicit or assist any other entity in soliciting any client or prospective client for the purposes of providing competing services, perform competing services for any client or prospective client, or interfere with or damage any relationship between us and a client or prospective client. In addition, each of these executive officers has agreed that for the restricted period he or she will not solicit or employ any Accenture employee or any former employee who ceased working for us within an 18-month period before or after the date on which the executive officer’s employment with us or any of our affiliates terminated.
Option Grants in Last Fiscal Year

	Individual Grants
						Potential Realizable Value
			Percent of			at Assumed Annual Rates
	Number of		Total			of Stock Price
	Securities		Options/SARs	Exercise		Appreciation for Option
	Underlying		Granted to	or Base		Term($)
	Option/SARs		Employees in	Price	Expiration
Name	Granted (#)		Fiscal Year	($/share)	Date	5%	10%

William D. Green	—		—	—	—	—	—
Michael G. McGrath	27,335	(1)	0.13%	$24.73	2/18/2015	$425,129	$1,077,361
Mark Foster	32,529	(2)	0.15%	24.73	2/18/2015	505,909	1,282,074
Karl-Heinz Flöther	28,975	(3)	0.14%	24.73	2/18/2015	450,636	1,141,999
Diego Visconti	25,968	(1)	0.12%	25.44	2/18/2015	385,452	1,005,067

(1)	Consists of a stock option granted on February 18, 2005. All shares were fully vested as of the grant date.
(2)	Consists of a stock option granted on February 18, 2005. One-third of the shares vested on August 31, 2005, and an additional one-third of the shares will vest on each of August 31, 2006 and August 31, 2007, subject to continued employment with the Company.
(3)	Consists of a stock option granted on February 18, 2005. One-third of the shares was fully vested as of the grant date, and an additional one-third of the shares will vest on each of August 31, 2006 and August 31, 2007, subject to continued employment with the Company.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-money Options
	Acquired		August 31, 2005(#)		at August 31, 2005($)
	Upon	Value
Name	Exercise(#)(1)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William D. Green	—	—	—	—	—	—
Michael G. McGrath	—	—	27,335	—	—	—
Mark Foster	—	—	10,842	21,687	—	—
Karl-Heinz Flöther	—	—	9,658	19,317	—	—
Diego Visconti	—	—	25,968	—	—	—

(1)	None of the Named Executive Officers exercised any options during fiscal 2005.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of More than Five Percent
      As of October 24, 2005, the only persons known by us to be beneficial owners of more than five percent of Accenture Ltd Class A common shares or Class X common shares were as follows:

	Accenture Ltd Class A			Accenture Ltd Class X
	common shares			common shares			Percentage of the
							total number of
	Shares		% of Shares	Shares		% of Shares	Class A and Class X
	beneficially		beneficially	beneficially		beneficially	common shares
Name and Address of Beneficial Owner	owned		owned	owned		owned	beneficially owned

Stichting Naritaweg I Naritaweg 155 1043 BW Amsterdam The Netherlands	—		—	18,018,794	(1)	6.3%	2.1%
Stichting Naritaweg II Naritaweg 155 1043 BW Amsterdam The Netherlands	—		—	21,395,634	(1)	7.5%	2.5%
Wellington Management Co. LLP 75 State Street Boston, Massachusetts 02109	40,013,545	(2)	7.0%	—		—	4.7%
Massachusetts Financial Services Company 500 Boylston Street Boston, Massachusetts 02116	29,511,390	(3)	5.2%	—		—	3.4%
Barclays Global Investors, NA et. al. 45 Fremont Street San Francisco, California 94105	29,424,290	(4)	5.1%	—		—	3.4%

(1)	Two Dutch foundations, Stichting Naritaweg I and Stichting Naritaweg II, hold Accenture Ltd Class X common shares that would otherwise have been held by some of our partners.
(2)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Wellington Management Co. LLP, reporting shared power to vote or direct the vote over 26,863,147 Class A common shares and shared power to dispose or direct the disposition of 40,013,545 Class A common shares.
(3)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2005 by Massachusetts Financial Services Company, reporting sole power to vote or direct the vote over 26,545,447 Class A common shares and sole power to dispose or direct the disposition of 29,511,390 Class A common shares.
(4)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2005 by Barclays Global Investors, NA and certain related entities, reporting sole power to vote or direct the vote over 27,145,076 Class A common shares and sole power to dispose or direct the disposition of 29,424,290 Class A common shares.
     As of October 24, 2005, Accenture SCA and certain wholly-owned subsidiaries of Accenture SCA and Accenture Ltd directly and indirectly beneficially owned an aggregate of 31,287,644 Accenture Ltd Class A common shares, or 5.2% of the outstanding Class A common shares. Accenture SCA and these subsidiaries expect to exercise their power to vote or direct the vote of the Class A common shares beneficially owned by them in a manner that will have no impact on the outcome of any vote of the shareholders of Accenture Ltd.
Security Ownership of Directors and Executive Officers
      The following table sets forth, as of October 24, 2005, information regarding the beneficial ownership of Accenture Ltd Class A common shares and Class X common shares and of Accenture SCA Class I common shares held by: (1) each of our directors and Named Executive Officers; and (2) all of our directors and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons or entities listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after October 24, 2005. For purposes of computing the percentage of outstanding Accenture Ltd Class A common shares and/or Class X common shares and/or Accenture SCA Class I common shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days after October 24, 2005 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Accenture SCA Class I			Accenture Ltd Class A			Accenture Ltd Class X
	common shares			common shares			common shares
										Percentage of the
		%			%			%		total number of
	shares	shares		shares	shares		shares	shares		Class A and Class X
	beneficially	beneficially		beneficially	beneficially		beneficially	beneficially		common shares
Name(1)	owned	owned		owned	owned		owned	owned		beneficially owned

Joe W. Forehand(2)(3)	570,352	*	%	1,000	**	%	570,352	***	%	****
William D. Green(2)	832,031	*		—	—		832,031	***		****
Steven A. Ballmer	—	—		—	—		—	—		—
Dina Dublon(4)	—	—		62,301	**		—	—		****
Dennis F. Hightower(5)	—	—		35,000	**		—	—		****
William L. Kimsey(6)	—	—		36,094	**		—	—		****
Robert I. Lipp(4)	—	—		199,448	**		—	—		****
Blythe J. McGarvie(4)	—	—		59,603	**		—	—		****
Mark Moody-Stuart(4)	—	—		73,081	**		—	—		****
Wulf von Schimmelmann(7)	—	—		55,000	**		—	—		****
Carlos Vidal(2)(8)	324,225	*		9,020	**		—	—		****
Karl-Heinz Flöther(9)	—	—		241,245	**		—	—		****
Mark Foster(10)	—	—		537,042	**		—	—		****
Michael G. McGrath(2)(11)	693,999	*		27,335	**		693,999	***		****
Diego Visconti(2)(12)	630,878	*		25,968	**		—	—		****
All directors and executive officers as a group (23 persons)	5,491,962	2.0%		2,489,230	**	%	4,536,859	1.6%		****	%

*	Less than 1% of Accenture SCA’s Class I common shares outstanding.
**	Less than 1% of Accenture Ltd’s Class A common shares outstanding.
***	Less than 1% of Accenture Ltd’s Class X common shares outstanding.
****	Less than 1% of the total number of Accenture Ltd’s Class A common shares and Class X common shares outstanding.
(1)	Address for all persons listed is c/o Accenture, 1661 Page Mill Road, Palo Alto, California 94304 USA.
(2)	Subject to the provisions of its Articles of Association, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to its current market value as determined in accordance with Accenture SCA’s Articles of Association. See “Business — Organizational Structure — Accenture SCA Class I Common Shares.” Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture Ltd Class A common shares on a one-for-one basis. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture Ltd has the option, and intends to, redeem an Accenture Ltd Class X common share from that holder, for a redemption price equal to the par value of the Accenture Ltd Class X common share, or $.0000225.
(3)	Includes 200,000 Accenture SCA Class I common shares held by a limited partnership in which Mr. Forehand has a beneficial interest.
(4)	Includes 55,000 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from October 24, 2005.
(5)	Consists of 35,000 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from October 24, 2005.
(6)	Includes 35,000 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from October 24, 2005.
(7)	Consists of 55,000 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from October 24, 2005.
(8)	Consists of 9,020 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from October 24, 2005.
(9)	Includes 9,658 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from October 24, 2005.
(10)	Includes 10,842 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from October 24, 2005.

(11)	Consists of 27,335 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from October 24, 2005.
(12)	Consists of 25,968 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from October 24, 2005.

Equity Compensation Plan Information
      The following table sets forth, as of August 31, 2005, certain information related to our compensation plans under which Accenture Ltd Class A common shares may be issued.

				Number of shares remaining
	Number of shares to be issued upon		Weighted average exercise	available for future issuance
	exercise of outstanding options,		price of outstanding	(excluding securities
Plan Category	warrants and rights		options, warrants and rights	reflected in 1st column)

Equity compensation plans approved by shareholders:
2001 Share Incentive Plan	106,029,687	(1)	$12.72	183,163,938
2001 Employee Share Purchase Plan	—		N/A	38,777,959
Equity compensation plans not approved by shareholders	—		N/A	—

Total	106,029,687			221,941,897

(1)	Consists of 73,848,900 stock options with a weighted average exercise price of $18.27 per share and 32,180,787 restricted share units.

ITEM 13.	CERTAIN TRANSACTIONS AND RELATIONSHIPS
Partner Liquidity Arrangements
      Accenture Ltd and the supervisory board of Accenture SCA have approved the pledge of covered shares to Salomon Smith Barney, Inc. (“SSB”) to secure personal loans to all Accenture partners and former partners (not including any of our directors or executive officers) in amounts agreed by SSB and its borrowers. As a condition to obtaining the right to make these personal loans, SSB has agreed to take all covered shares pledged subject to the transfer restrictions imposed on pledging partners or former partners pursuant to the provisions contained in Accenture’s various charter documents. Consequently, foreclosures by SSB on those pledged shares and any subsequent sales of those shares by SSB are restricted to the same extent they would be in the hands of the pledging partner or former partner.
Partner Tax Costs
      We have informed our partners that if a partner reports for tax purposes the transactions involved in connection with our transition to a corporate structure, we will provide a legal defense to that partner if his or her reporting position is challenged by the relevant tax authority. In the event such a defense is unsuccessful, and the partner is then subject to extraordinary financial disadvantage, we will review such circumstances for any individual partner and find an appropriate way to avoid severe financial damage to that individual partner.
Transactions with Directors
      Berthold von Schimmelmann is employed by Accenture at an annual salary of approximately $66,000 for fiscal 2006. Mr. von Schimmelmann is the son of Wulf von Schimmelmann, one of our outside directors.